Exhibit 99.1

PRESS RELEASE

SiriusPoint Announces Full Repurchase of CM Bermuda Shares

HAMILTON, Bermuda. December 30, 2024 – SiriusPoint Ltd. (“SiriusPoint”) (NYSE: SPNT), a global specialty insurer and reinsurer, announced today it has entered into an agreement to repurchase all SiriusPoint common shares and warrants held by CM Bermuda Limited (“CM Bermuda”) for an aggregate purchase price of $733 million.

Following the closing of the repurchase transaction, CM Bermuda will have no remaining ownership interest in SiriusPoint and will cease to have any representation on, or observer rights with respect to, SiriusPoint’s board of directors. The payment will be made by SiriusPoint in two tranches with the first payment of $250 million made today. The closing of the transaction is expected to complete on or before February 28, 2025 at such time as SiriusPoint makes a second payment of $483 million to CM Bermuda.

SiriusPoint has financed the transaction entirely through its existing capital. Its proforma Bermuda Solvency Capital Ratio at the end of Q3 remains strong at 218% after the payments.

The Company has agreed to repurchase 45.7 million common shares at $14.25 per share. It also agreed to repurchase and surrender 21 million warrants at $3.56 per warrant (strike price of $11 per warrant). As of September 30, 2024, SiriusPoint’s diluted book value per common share was $14.73, and the 30-day volume-weighted average common share price was $15.16 as of December 27, 2024.

SiriusPoint CEO, Scott Egan, said: “Today’s announcement to repurchase all shares and warrants owned by CM Bermuda is a significant development for SiriusPoint. Our financial position, driven by our strengthening profitability and performance, has empowered us to execute this transaction.

“The transaction will be meaningfully accretive to earnings per share and return on equity, and accretive to book value per share. The closing of the transaction positions SiriusPoint well for the future. We enter 2025 with great momentum and remain focused on driving further value creation for all shareholders.”

BofA Securities, Inc. acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to SiriusPoint in connection with the transaction.

ENDS

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators within our Insurance & Services segment. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit www.siriuspt.com.

Forward-Looking Statements

We make statements in this press release that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemic or other catastrophic event; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties; and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2023. Additionally, the transactions contemplated by the securities purchase agreement are subject to risks and uncertainties and factors that could cause SiriusPoint’s actual results to differ from those statements herein including, but not limited to: that SiriusPoint may be unable to complete the proposed transactions because, among other reasons, conditions to the closing of the proposed transactions are not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the securities purchase agreement; one or more third parties could seek to acquire the common shares and warrants owned by CM Bermuda prior to the closing of the repurchase transaction; obligations or capital requirements of our subsidiaries could delay or impair SiriusPoint’s access to available sources of liquidity and ability to fund the second payment; and the outcome of any legal proceedings to the extent initiated against SiriusPoint or others following the announcement of the proposed transaction, as well as SiriusPoint’s response to any of the aforementioned factors.

Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events, or other circumstances after the date of this press release.

Contacts

Investor Relations

Liam Blackledge, SiriusPoint

Liam.Blackledge@siriuspt.com

+44 203 772 3082

Media

Sarah Hills, Rein4ce

sarah.hills@rein4ce.co.uk

+44 7718 882011